Exhibit 16.1

October 10, 2007

U. S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-2001

Gentlemen:

On October 10, 2007, this Firm received a draft copy of Item 4.01 to be included in a Current Report on Form 8-K to be filed by Jade Mountain Corporation (Company) (SEC File #0-52549, CIK #1394220) reporting a Change in Registrant’s Certifying Accountant.

We have no disagreements with the statements made in the draft Form 8-K, Item 4.01 disclosures provided to us.

Yours truly,

/s/ S. W. Hatfield, CPA

S. W. Hatfield, CPA
Dallas, Texas

October 10, 2007

Board of Directors
Jade Mountain Corporation
211 West Wall Street
Midland TX 79701

RE:	SEC File #0-52549
CIK #1394220

Gentlemen:

On October 10, 2007, the registered independent certified public accounting firm of S. W. Hatfield, CPA (Firm) received written notice that the Firm had been dismissed as the registered independent certified public accounting firm for Jade Mountain Corporation (Company) (SEC File #0-52549, CIK #1394220) due to the consummation of a reverse merger transaction and change in control of the entity on October 5, 2007.

Accordingly, we acknowledge our termination as the auditor of record for Jade Mountain Corporation, effective immediately.

Further, by copy of this letter to the U. S. Securities and Exchange Commission, we hereby confirm that the client-auditor relationship between Jade Mountain Corporation (Company) (SEC File #0-52549, CIK #1394220) has ceased.

Yours truly,
S. W. HATFIELD, CPA

/s/ Scott W. Hatfield

Scott W. Hatfield, CPA

SWH/

cc:	Office of the Chief Accountant
SECPS Letter File
Securities and Exchange Commission
Mail Stop 9-5
100 F Street, NW
Washington, DC 20549-2001